Exhibit 10.16

Summary of Directors’ Compensation

In 2007, non-employee directors were paid $15,800 per quarter ($63,200 per year). In addition, in accordance with the 2006 Stock Compensation Plan for Non-Employee Directors of the Company, non-employee directors received for service as a director 200 shares of Albemarle common stock per quarter for the first three quarters of 2007 and 400 shares of Albemarle common stock for the fourth quarter of 2007. Non-employee directors also received an additional amount based on their committee service: Audit Committee members received $2,250 per quarter ($9,000 per year) and the Chairman of the Audit Committee received an additional $2,250 per quarter ($9,000 per year); Executive Compensation Committee members received $2,250 per quarter ($9,000 per year) and the Chairman of the Executive Compensation Committee received an additional $2,250 per quarter ($9,000 per year); and Corporate Governance and Social Responsibility members received $1,250 per quarter ($5,000 per year) and the Chairman of the Corporate Governance and Social Responsibility Committee received an additional $750 per quarter ($3,000 per year). In addition, we reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings. Employee members of the Board of Directors were not paid separately for service on the Board.

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